Exhibit 99.1

Synergy Pharmaceuticals Appoints Gail M. Comer, M.D. as Chief Medical Officer

NEW YORK, NY, May 2, 2012 - Synergy Pharmaceuticals, Inc. (Nasdaq: SGYP, SGYPU, SGYPW), a developer of new drugs to treat gastrointestinal disorders and diseases, announced today the appointment of Gail M. Comer, M. D. as Chief Medical Officer, effective May 14, 2012.  In this newly created position, Dr. Comer will report directly to President and Chief Executive Officer, Gary S. Jacob, Ph.D., and will be responsible for guiding Synergy’s clinical programs, including the ongoing Phase II/III study of plecanatide, the Company’s leading drug candidate.

“Dr. Comer is a tremendous addition to our management team, and I am very pleased to welcome her to Synergy,” said Dr. Jacob. “Dr. Comer has an extremely strong medical and academic background, along with extensive industry experience in clinical research.”

Dr. Comer, a board-certified gastroenterologist and hepatologist, has more than 14 years of experience in the pharmaceutical industry, having spent 7 years at Abbott Laboratories as a Medical Director, six years in clinical development at Wyeth Research as Senior Medical Director, and most recently as Senior Director of the BioTherapeutics Research Unit at Pfizer.  While at Wyeth, Dr. Comer was Medical Research Leader in Gastroenterology, and more recently, while at Pfizer, was Clinical Lead for multiple biologic compounds in early development in inflammatory bowel disease.  Dr. Comer was an Associate Professor of Clinical Medicine at The State University of New York at Stony Brook prior to joining the pharmaceutical industry.

“Synergy’s GC-C receptor agonist program represents an innovative and exciting technology platform that I believe offers great potential for the treatment of patients with GI disorders and diseases,” said Dr. Comer. “I believe the depth of my experience in clinical development specifically in gastroenterology will play a pivotal role in maximizing Synergy’s clinical potential with these drugs, and am very pleased and excited to be joining Synergy at this opportune time.”

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a Phase I study of plecanatide in healthy volunteers and a Phase IIa clinical trial in CIC patients. In October, 2011, Synergy initiated dosing of patients in a major Phase II/III clinical trial of plecanatide to treat chronic idiopathic constipation. Plecanatide is also being developed to treat IBS-C, with the first trial in IBS-C patients planned for 2H2012. Synergy’s second GC-C agonist

SP-333 is currently in pre-clinical development to treat inflammatory bowel diseases. More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Synergy does not undertake any obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Investor Contact Information:

Danielle Spangler

The Trout Group

synergy@troutgroup.com

(646) 378-2924